Exhibit 99.1
Solera Holdings, Inc. Reports Second Quarter 2016 Results
Second Quarter Revenue of $308.0 Million, up 9.0% on a Reported Basis and up 16.3% on a Constant Currency Basis; Second Quarter Adjusted EBITDA of $121.1 million, up 4.6% on a Reported Basis and up 14.2% on a Constant Currency Basis; Company Announces Quarterly Dividend

WESTLAKE, Texas, January 28, 2016/PRNewswire/ – Solera Holdings, Inc. (NYSE: SLH), a leading provider of risk and asset management software and services to the automotive and property marketplace, including the global P&C insurance industry, today reported results for the second quarter of fiscal year 2016.
Results for the Second Quarter Ended December 31, 2015:
GAAP Results

•
Revenue for the second quarter was $308.0 million, a 9.0% increase over the prior year second quarter revenue of $282.7 million. On a constant currency basis, revenue for the second quarter increased by approximately 16.3% over the prior year second quarter revenue.

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Net income attributable to Solera Holdings, Inc. for the second quarter was $53.0 million, as compared to prior year second quarter net income attributable to Solera Holdings, Inc. of $4.4 million. The increase in net income attributable to Solera Holdings, Inc. is primarily due to a $31.2 million income tax benefit recognized during the second quarter.

•
Diluted net income attributable to Solera Holdings, Inc. per common share for the second quarter was $0.78, as compared to the prior year second quarter diluted net income attributable to Solera Holdings, Inc. per common share of $0.06. The increase in diluted net income attributable to Solera Holdings, Inc. per common share is due to the increase in net income attributable to Solera Holdings, Inc. during the second quarter.

“We completed our second quarter 2016 on a strong note, with momentum in each of our core platforms and continued benefits from our ongoing growth initiatives. We are pleased with our second quarter Adjusted EBITDA margin of nearly 40% and our revenue of $308 million, which was up 16.3% on a constant currency basis over revenue from the prior year period. We have made significant progress on our scheduled operational improvement initiatives, including $21 million in annualized savings year-to-date,” said Tony Aquila, Solera’s founder, Chairman and Chief Executive Officer.  “While the current market is challenging for many industries, we are excited and energized by our performance to date, the execution of our growth strategy and our market opportunity with over 230 million digital transactions annually and 195,000 customers across 78 countries.  We continue to serve the evolving mobility needs of our customers’ customers through the relentless development of highly cognitive digital solutions.”
Non-GAAP Results

•
Adjusted EBITDA for the second quarter was $121.1 million, a 4.6% increase versus the prior year second quarter Adjusted EBITDA of $115.7 million. On a constant currency basis, Adjusted EBITDA for the second quarter increased by 14.2% over the prior year second quarter Adjusted EBITDA.

•
Adjusted EBITDA margin for the second quarter was 39.3%, a 163 basis point decrease versus the prior year second quarter Adjusted EBITDA margin of 40.9%. On a constant currency basis, Adjusted EBITDA margin for the second quarter was 40.2%, a 72 basis point decrease versus the prior year second quarter Adjusted EBITDA margin.

•	Adjusted Net Income for the second quarter was $48.9 million, a 7.6% decrease versus the prior year second quarter Adjusted Net Income of $52.9 million.

•	Cash EPS for the second quarter was $0.72, a 6.5% decrease versus the prior year second quarter Cash EPS of $0.77.

Business Statistics

•
EMEA revenues were $133.4 million for the second quarter, representing a 0.9% decrease versus the prior year second quarter. On a constant currency basis, EMEA revenues for the second quarter increased 10.5% over the prior year second quarter. After excluding the revenues of CAP Automotive ("CAP"), EMEA revenues decreased 5.9% versus the prior year second quarter and, on a constant currency basis, increased 5.7% over the prior year second quarter.

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Americas revenues were $174.6 million for the second quarter, representing a 17.9% increase over the prior year second quarter. On a constant currency basis, Americas revenues for the second quarter increased 21.6% over the prior year second quarter. The increase in Americas revenues is partially driven by incremental revenue contributions from recently-acquired businesses.

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Revenues from insurance company customers were $108.4 million for the second quarter, representing a 3.3% decrease over the prior year second quarter. On a constant currency basis, revenues from insurance company customers for the second quarter increased 4.3% over the prior year second quarter.

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Revenues from collision and glass repair facility customers were $68.7 million for the second quarter, representing a 4.9% decrease versus the prior year second quarter. On a constant currency basis, revenues from collision and glass repair facility customers for the second quarter increased 5.5% over the prior year second quarter.

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Revenues from independent assessors were $16.0 million for the second quarter, representing an 12.0% decrease versus the prior year second quarter. On a constant currency basis, revenues from independent assessors for the second quarter increased 2.0% versus the prior year second quarter.

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Revenues from service, repair and maintenance facilities customers, were $56.1 million for the second quarter, representing an increase of 76.3% over the prior year second quarter. The increase in revenues from service, repair and maintenance facilities customers is partially driven by incremental revenue contributions from recently-acquired businesses.

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Revenues from automotive recyclers, salvage, dealerships and other customers were $58.8 million for the second quarter, representing a 21.8% increase over the prior year second quarter. On a constant currency basis, revenues from automotive recyclers, salvage, dealerships and other customers for the second quarter increased 26.1% over the prior year second quarter. The increase in revenues from automotive recyclers, salvage, dealerships and other customers is partially driven by incremental revenue contributions from recently-acquired businesses.

Other Information
All percentage amounts and ratios were calculated using the underlying data in whole dollars. We measure constant currency, or the effects on our results that are attributable to foreign currency changes, by measuring the incremental difference between translating the prior period and the current results at the monthly average rates for the same period from the prior year.

Foreign Currency:

Exchange rates between most of the major foreign currencies we use to transact our business and the U.S. dollar have fluctuated significantly over the last few years and we expect that they will continue to fluctuate. The majority of our revenues and costs are denominated in Euros, Pound Sterling, Swiss francs, Canadian dollars and other international currencies. The following table provides the average quarterly exchange rates for the Euro and Pound Sterling since the beginning of fiscal year 2015:

Period	Average Euro-to-U.S. Dollar Exchange Rate	Average Pound Sterling-to-U.S. Dollar Exchange Rate
Quarter ended September 30, 2014	$1.33	$1.67
Quarter ended December 31, 2014	$1.25	$1.58
Quarter ended March 31, 2015	$1.13	$1.52
Quarter ended June 30, 2015	$1.11	$1.53
Quarter ended September 30, 2015	$1.11	$1.55
Quarter ended December 31, 2015	$1.10	$1.52

During the three months ended December 31, 2015 as compared to the three months ended December 31, 2014, the U.S. dollar strengthened against most major foreign currencies we use to transact our business. The average U.S. dollar strengthened versus the Euro by 12.3% and the Pound Sterling by 4.1%, which decreased our revenues and expenses for the three months ended December 31, 2015. A hypothetical 5% increase or decrease in the U.S. dollar versus other currencies in which we transact our business would have resulted in an increase or decrease, as the case may be, to our revenues of $7.7 million and $15.5 million during the three and six months ended December 31, 2015.

Quarterly Dividend:

The Audit Committee of our Board of Directors approved the payment of a quarterly dividend of $0.225 per share of outstanding common stock and per outstanding restricted stock unit. The dividends are payable on the earlier of the closing date of the pending acquisition of Solera by entities affiliated with Vista Equity Partners pursuant to the Agreement and Plan of Merger, dated September 13, 2015, or March 1, 2016. The dividends are payable to stockholders and restricted stock unit holders of record at the close of business on February 11, 2016.

Earnings Conference Call:
A conference call to discuss Solera's financial results for the second quarter ended December 31, 2015 will be hosted by Tony Aquila, Solera's founder, Chairman and CEO, and Renato Giger, Solera's CFO, at 5:00 pm EST on February 3, 2016. The conference call will be webcast live in listen-only mode and can be accessed by visiting the Investor Center section of the Solera website at www.solerainc.com. A live audio-cast will also be accessible to the public by calling (855) 542-4213 or (412) 455-6065 from outside the U.S. and providing the access code 41507478. Callers should dial in approximately ten minutes before the call begins. For those unable to participate in the live audio-cast, a replay will be available until 11:59 p.m. EST on February 17, 2016. To access the replay, dial (855) 859-2056 or (404) 537-3406 from outside the U.S. and provide the access code 41507478.

SOLERA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2015 AND 2014
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Revenues	$308,045	$282,697	$621,367	$562,780
Cost of revenues:
Operating expenses	86,239	72,437	175,026	140,969
Systems development and programming costs	28,261	25,480	56,635	51,382
Total cost of revenues (excluding depreciation and amortization)	114,500	97,917	231,661	192,351
Selling, general and administrative expenses	78,956	75,591	171,934	157,467
Depreciation and amortization	44,493	39,368	88,998	77,366
Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	3,398	633	4,571	2,890
Acquisition and related costs	14,960	11,458	42,978	22,810
Interest expense	45,928	28,961	90,607	56,593
Other (income) expense, net	(18,931)	17,818	20,897	18,281
	283,304	271,746	651,646	527,758
Income (loss) before provision for income taxes	24,741	10,951	(30,279)	35,022
Income tax provision (benefit)	(31,157)	1,753	(21,867)	9,252
Net income (loss)	55,898	9,198	(8,412)	25,770
Less: Net income attributable to noncontrolling interests	2,888	4,751	5,447	8,959
Net income (loss) attributable to Solera Holdings, Inc.	$53,010	$4,447	$(13,859)	$16,811
Net income (loss) attributable to Solera Holdings, Inc. per common share:
Basic	$0.78	$0.06	$(0.21)	$0.24
Diluted	$0.78	$0.06	$(0.21)	$0.24
Dividends paid per share	$0.225	$0.195	$0.45	$0.39
Weighted-average shares used in the calculation of net income (loss) attributable to Solera Holdings, Inc. per common share:
Basic	67,415	68,057	67,224	68,263
Diluted	67,700	68,397	67,224	68,691

SOLERA HOLDINGS, INC.
RECONCILIATION TO ADJUSTED EBITDA
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2015 AND 2014
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Net income (loss)	$55,898	$9,198	$(8,412)	$25,770
Add: Income tax provision (benefit)	(31,157)	1,753	(21,867)	9,252
Net income (loss) before income tax provision (benefit)	24,741	10,951	(30,279)	35,022
Add: Depreciation and amortization	44,493	39,368	88,998	77,366
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	3,398	633	4,571	2,890
Add: Acquisition and related costs	14,960	11,458	42,978	22,810
Add: Litigation related expense (recoveries)	281	2,289	(1,106)	2,289
Add: Interest expense	45,928	28,961	90,607	56,593
Add: Other (income) expense, net	(18,931)	17,818	20,897	18,281
Add: Stock-based compensation expense	6,183	4,208	14,189	14,312
Adjusted EBITDA	$121,053	$115,686	$230,855	$229,563

SOLERA HOLDINGS, INC.
RECONCILIATION TO ADJUSTED NET INCOME
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2015 AND 2014
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Net income (loss) attributable to Solera Holdings, Inc.	$53,010	$4,447	$(13,859)	$16,811
Add: Income tax provision (benefit)	(31,157)	1,753	(21,867)	9,252
Net income (loss) attributable to Solera Holdings, Inc. before income tax provision (benefit)	21,853	6,200	(35,726)	26,063
Add: Amortization of acquisition-related intangibles	30,978	28,725	63,064	56,240
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	3,398	633	4,571	2,890
Add: Acquisition and related costs	14,960	11,458	42,978	22,810
Add: Litigation related expenses (recoveries)	281	2,289	(1,106)	2,289
Add: Other (income) expense, net excluding interest income and realized gains (losses) on derivative financial instruments (1)	(13,327)	17,979	30,964	18,657
Add: Stock-based compensation expense	6,183	4,208	14,189	14,312
Adjusted Net Income before income tax provision	64,326	71,492	118,934	143,261
Less: Assumed provision for income taxes at 24% for fiscal year 2016 and 26% for fiscal year 2015, respectively	(15,438)	(18,588)	(28,544)	(37,248)
Adjusted Net Income	$48,888	$52,904	$90,390	$106,013
Cash EPS:
Basic	$0.73	$0.78	$1.34	$1.55
Diluted	$0.72	$0.77	$1.34	$1.54
Weighted-average shares used in the calculation of Cash EPS:
Basic	67,415	68,057	67,224	68,263
Diluted	67,700	68,397	67,478	68,691

(1) During the first quarter of fiscal year 2016, we partially settled our foreign exchange forward contract for a cash payment of $8.9 million. This cash payment is excluded from the determination of Adjusted Net Income and Cash EPS as it is of a nonrecurring nature. Settlement of the remaining foreign exchange forward contract with a notional amount of €235.8 million was extended to July 2016. As of the settlement extension date, the unrealized loss on the remaining outstanding notional amount was approximately $8.6 million.  This unrealized loss is also excluded from the determination of Adjusted Net Income and Cash EPS consistent with our definition of these non-GAAP financial measures.

SOLERA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2015 and JUNE 30, 2015
(In thousands, except per share amounts)
(Unaudited)

	December 31, 2015	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$470,522	$479,592
Accounts receivable, net of allowance for doubtful accounts of $5,525 and $6,114 at December 31, 2015 and June 30, 2015, respectively	162,454	156,955
Other receivables	22,194	21,234
Other current assets	58,412	53,597
Deferred income tax assets	5,186	12,878
Total current assets	718,768	724,256
Property and equipment, net	91,122	93,391
Goodwill	1,938,236	1,950,408
Intangible assets, net	834,782	898,500
Other noncurrent assets	88,330	70,330
Noncurrent deferred income tax assets	41,384	15,745
Total assets	$3,712,622	$3,752,630
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,451	$44,239
Accrued expenses and other current liabilities	230,251	266,861
Income taxes payable	12,759	16,263
Deferred income tax liabilities	5,680	9,077
Total current liabilities	288,141	336,440
Long-term debt	3,125,384	2,481,828
Other noncurrent liabilities	97,871	73,799
Noncurrent deferred income tax liabilities	154,792	176,316
Total liabilities	3,666,188	3,068,383
Redeemable noncontrolling interests (1)	80,795	445,552
Stockholders’ equity:
Solera Holdings, Inc. stockholders’ equity:
Common shares, $0.01 par value: 150,000 shares authorized; 68,250 and 66,985 issued and outstanding as of September 30, 2015 and June 30, 2015, respectively	374,350	579,602
Accumulated deficit	(217,673)	(173,305)
Accumulated other comprehensive loss	(202,619)	(178,474)
Total Solera Holdings, Inc. stockholders’ equity (deficit)	(45,942)	227,823
Noncontrolling interests	11,581	10,872
Total stockholders’ equity (deficit)	(34,361)	238,695
Total liabilities and stockholders’ equity	$3,712,622	$3,752,630

(1) The decrease in redeemable noncontrolling interests is primarily attributable to the acquisition of the remaining 50% of the equity interests in our Service Repair Solutions, Inc. ("SRS") majority-owned subsidiary in the first quarter of fiscal year 2016. After this acquisition, we now own 100% of SRS. As a result, the redeemable noncontrolling interests related to SRS was eliminated.

SOLERA HOLDINGS, INC.
SELECTED STATEMENT OF CASH FLOWS INFORMATION
FOR THE SIX MONTHS ENDED DECEMBER 31, 2015 AND 2014
(In thousands)
(Unaudited)

	Six Months Ended December 31,
	2015	2014
Net cash provided by (used in) operating activities	$(1,970)	$79,869
Net cash used in investing activities	(46,737)	(803,255)
Net cash provided by financing activities	25,984	292,968
Effect of foreign currency exchange rate changes on cash and cash equivalents	13,653	(14,296)
Net change in cash and cash equivalents	(9,070)	(444,714)
Cash and cash equivalents, beginning of period	479,592	837,751
Cash and cash equivalents, end of period	$470,522	$393,037

Supplemental cash flow information:
Cash paid for interest	$93,554	$60,963
Cash paid for income taxes	$25,854	$34,906

Supplemental disclosure of non-cash investing and financing activities:
Capital assets financed	$214	$1,342
Accrued contingent purchase consideration	$72	$11,973

SOLERA HOLDINGS, INC.
SUPPLEMENTAL REVENUE GROWTH INFORMATION
(Unaudited)

The tables below set forth the following supplemental information about revenue growth for our (i) consolidated group, (ii) Americas reporting segment and (iii) EMEA reporting segment:

	Q2 FY16	Q1 FY16	Q2 FY15	Sequential Change	Year/Year Change
As Reported Total Revenue Growth
	Revenue	Revenue	Revenue	Revenue	Revenue
Total	9.0%	11.9%	18.3%	(2.9)%	(9.3)%
Americas	17.9%	24.6%	33.2%	(6.7)%	(15.3)%
EMEA	(0.9)%	(1.6)%	5.4%	0.7%	(6.3)%

	Q2 FY16	Q1 FY16	Q4 FY15	Q3 FY15	Q2 FY15
As Reported Total Revenue Growth
	Revenue	Revenue	Revenue	Revenue	Revenue
Total	9.0%	11.9%	10.9%	7.1%	18.3%
Americas	17.9%	24.6%	21.3%	15.4%	33.2%
EMEA	(0.9)%	(1.6)%	0.7%	(1.0)%	5.4%

	Q2 FY16	Q1 FY16	Q2 FY15	Sequential Change	Year/Year Change
Constant Currency Total Revenue Growth (1)
	Revenue	Revenue	Revenue	Revenue	Revenue
Total	16.3%	21.9%	23.8%	(5.6)%	(7.5)%
Americas	21.6%	29.0%	35.1%	(7.4)%	(13.5)%
EMEA	10.5%	14.3%	14.0%	(3.8)%	(3.5)%

	Q2 FY16	Q1 FY16	Q2 FY15	Sequential Change	Year/Year Change
Constant Currency Organic Revenue Growth (2)
	Revenue	Revenue	Revenue	Revenue	Revenue
Total	6.7%	9.1%	7.9%	(2.4)%	(1.2)%
Americas	7.0%	13.7%	10.6%	(6.7)%	(3.6)%
EMEA	6.4%	4.1%	5.6%	2.3%	0.8%

	Q2 FY16	Q1 FY16	Q4 FY15	Q3 FY15	Q2 FY15
Constant Currency Total Revenue Growth (1)
	Revenue	Revenue	Revenue	Revenue	Revenue
Total	16.3%	21.9%	22.5%	17.2%	23.8%
Americas	21.6%	29.0%	24.9%	17.9%	35.1%
EMEA	10.5%	14.3%	20.1%	16.5%	14.0%

	Q2 FY16	Q1 FY16	Q4 FY15	Q3 FY15	Q2 FY15
Constant Currency Organic Revenue Growth (2)
	Revenue	Revenue	Revenue	Revenue	Revenue
Total	6.7%	9.1%	7.5%	5.4%	7.9%
Americas	7.0%	13.7%	7.5%	6.1%	10.6%
EMEA	6.4%	4.1%	7.5%	4.6%	5.6%

(1) Constant Currency Total Revenue Growth represents As Reported Total Revenue Growth for each period converted into U.S. dollars at the average exchange rates in effect for the same period from the prior year.
(2) Constant Currency Organic Revenue Growth represents Constant Currency Total Revenue Growth excluding the incremental revenue growth from businesses acquired since the same period from the prior year.

About Solera:
Solera is a leading provider of risk and asset management software and services to the automotive and property marketplace, including the global P&C insurance industry. Solera is active in over 75 countries across six continents. The Solera companies include: Audatex in the United States, Canada, and in more than 60 additional countries; HPI, CarweB and CAP Automotive in the United Kingdom; Informex in Belgium and Greece; Sidexa in France; ABZ and Market Scan in the Netherlands; Hollander serving the North American recycling market; AUTOonline providing salvage disposition in a number of European and Latin American countries; IMS providing medical review services; Explore providing data and analytics to United States property and casualty insurers; Identifix, providing solutions for the service, maintenance and repair ("SMR") market; AutoPoint and DMEautomotive, providing data-driven tools to enhance SMR experiences and facilitate customer retention and marketing solutions for the retail automotive industry; and I&S, a provider of software and business management tools, third-party claims administration, first notice of loss and network management services to the U.S. auto and property repair industries, specializing in glass claims. For more information, please refer to the Solera's website at www.solera.com.

Cautions about Forward-Looking Statements:
This press release contains forward-looking statements, including statements about: our expected dividend payment and the expected payment date; our expectations and beliefs regarding changes in foreign currency exchange rates; and historical results or performance, including revenue, Adjusted EBITDA, Adjusted EBITDA margin, growth and operational improvement initiatives, that may suggest trends for our business. These statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: unpredictability and volatility of our operating results, which include the volatility associated with foreign currency exchange risks, our sales cycle, seasonality, global economic conditions, acquisitions and other factors; risks associated with and possible negative consequences of acquisitions, joint ventures, divestitures and similar transactions, including regulatory matters and our ability to successfully integrate our acquired businesses; risks associated with a diversified business; successful integration of acquired businesses that operate in industries outside of our core market; rapid technology changes in our industries, which could affect customer decisions regarding the purchase of our software and services; development of claims processing and other products and services in areas other than automobile insurance, including our "digital garage" and risk and asset management platform; our relationship with insurance company customers as they continue global expansion; revenue growth resulting from the launch of new software and services, including our "digital garage" and risk and asset management platform; effects of competition on our software and service pricing and our business; time and expenses associated with customers switching from competitive software and services to our software and services; risks associated with operating in multiple countries; effects of changes in or violations by us or our customers of government regulations; our ability to obtain additional financing as necessary to support our operations, including Mission 2020 ($2 billion in revenue and $840 million in Adjusted EBITDA by June 30, 2020); use of cash to service our debt and effects on our business of restrictive covenants in our bond indentures; our reliance on third-party information for our software and services; our dependence on a limited number of key personnel; costs and possible future losses or impairments relating to our acquisitions; the financial impact of future significant restructuring and severance charges; the impact of changes in our tax provision (benefit) or effective tax rate; our ability to pay dividends in future periods; our reliance on a limited number of customers for a substantial portion of our revenues; effects of system failures or security breaches on our business and reputation; and any material adverse impact of current or future litigation on our results or business. For a discussion of these and other factors that could impact our operations or financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2015. Solera is under no obligation to (and specifically disclaims any such obligation to) update or alter our forward-looking statements whether as a result of new information, future events or otherwise.
Explanation of Non-GAAP Financial Measures:
To supplement our financial results on a GAAP basis, we use a number of non-GAAP financial measures that management believes provide additional information with respect to the performance of our fundamental business activities and are also frequently used by securities analysts, investors and other interested parties to facilitate the evaluation of our business on a comparable basis to other companies. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
The three primary non-GAAP financial measures that we use are Adjusted EBITDA, Adjusted Net Income, and Cash EPS. We believe that Adjusted EBITDA, Adjusted Net Income and Cash EPS are useful to investors in providing information regarding our operating results. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. Adjusted EBITDA also allows us to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry. We present Adjusted Net Income and Cash EPS because we believe both of these measures provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income and Cash EPS provide investors with valuable insight into our profitability exclusive of unusual adjustments, and provide further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes.
Adjusted EBITDA, Adjusted Net Income and Cash EPS have limitations as analytical tools, and should not be considered in isolation or as a substitute for net income, net income per share and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA, Adjusted Net Income, and Cash EPS should not be considered as a replacement for GAAP net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income, and Cash EPS as supplemental information.

Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income (loss) excluding (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (vi) other (income) expense, net, (vii) litigation related expenses (recoveries), and (viii) acquisition and related costs. Acquisition and related costs include costs incurred in relation to the proposed acquisition of Solera by Vista, including professional fees and personnel retention incentives; legal and professional fees and other transaction costs associated with completed and contemplated business combinations and asset acquisitions; costs associated with integrating acquired businesses, including costs incurred to eliminate workforce redundancies and for product rebranding; and other charges incurred as a direct result of our acquisition efforts. These other charges include changes to the fair value of contingent purchase consideration, acquired assets and assumed liabilities subsequent to the completion of the purchase price allocation, purchase price that is deemed to be compensatory in nature and incentive compensation arrangements with continuing employees of acquired companies.

Adjusted Net Income is a non-GAAP financial measure that represents GAAP net income (loss) attributable to Solera Holdings, Inc. excluding (i) provision for income taxes, (ii) amortization of acquired intangible assets, (iii) stock-based compensation expense, (iv) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (v) other (income) expense, net excluding interest income and realized gains (losses) on derivative financial instruments, (vi) litigation related expenses (recoveries), and (vii) acquisition and related costs. From this amount, we subtract an assumed provision for income taxes to arrive at Adjusted Net Income. During fiscal years 2016 and 2015, we assumed a 24% and 26% income tax rate, respectively, as an approximation of our long-term effective corporate income tax rate, which is a non-GAAP financial measure that includes certain benefits from net operating loss carryforwards, tax credits, tax deductible goodwill and amortization, and certain holding companies in low tax-rate jurisdictions.

Cash EPS is a non-GAAP financial measure that represents Adjusted Net Income (as defined above) divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income (loss) attributable to Solera Holdings, Inc. per diluted common share. If we report a net loss attributable to Solera Holdings, Inc. for GAAP purposes, the diluted shares outstanding used in the calculation of Cash EPS includes the dilutive effective of common stock equivalents.

SOURCE Solera Holdings, Inc.
Press Contact
Angela Vargo
(214) 679-5660
angela.vargo@solerainc.com
Investor Relations

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Phone: (817) 961-2097
Email: Investor.Relations@solerainc.com